Exhibit 10(l)
AMENDMENT NO. 1 TO
EXECUTIVE EMPLOYMENT AGREEMENT
THIS AMENDMENT NO. 1 (this “Amendment”) is entered into and shall be effective as of February 28, 2010 to that Executive Employment Agreement (the “Agreement”) dated December 31, 2009 by and between REGENT COMMUNICATIONS, INC., a Delaware corporation (the “Company”) and ANTHONY A. VASCONCELLOS (“Employee”). Capitalized terms used herein and not defined shall have the meanings given therefore in the Agreement.
WHEREAS, the Company and Employee agree that the Agreement shall be amended as set forth in this Amendment.
NOW THEREFORE, the Company and Employee agree as follows:
1. Section 4.1 of the Agreement shall be amended and restated in its entirety to read as follows:
4.1 Non-Inducement and No-hire. Employee agrees that during the Term and for a 18-month period immediately following the termination of his employment with the Company (which shall be subject to extension pursuant to Section 5A hereof), he shall not directly or indirectly, individually or on behalf of persons not parties to this Agreement (i) aid or endeavor to solicit or induce any of employee of the Company or any of its Subsidiaries to leave their employment with the Company and its Subsidiaries in order to accept employment with, or otherwise provide services to, Employee or another person, partnership, corporation or other entity or (ii) hire or otherwise retain the services of any employee of the Company or any of its Subsidiaries or any former employee of the Company or any of its Subsidiaries within one-year following such individual ceasing to be employed by the Company and its Subsidiaries other than any such former employee who was terminated by the Company and its Subsidiaries without cause.
2. The proviso in Section 5 of the Agreement shall be amended and restated in its entirety to read as follows:
provided that, subject to the Company’s right to terminate severance payments pursuant to Section 5B, Employee has received the severance pay under Section 2.6(c).
3. There shall be inserted into the Agreement new Sections 5A and 5B which shall read as follows:
5A. Effect of Termination Without Cause After Change in Control or for Good Reason After Change of Control. Notwithstanding the provisions of Section 3 and 4 above, the restrictions imposed upon Employee in Sections 3.1, 3.2 and 4.1 of this Agreement during the period following the termination of his employment hereunder shall apply in the event of Employee’s employment hereunder is terminated by the

Company without Cause pursuant to Section 1.4(ii) following a Change in Control or by the Employee for Good Reason, following a Change of Control, for a period of two years immediately following his termination, provided that, subject to the Company’s right to terminate severance payments pursuant to Section 5B, Employee has received the severance pay under Section 2.6(c).
5B. Remedy. If Employee violates any of Sections 3.1, 3.2, 4.1 or 4.2 of this Agreement following his termination (other than an inadvertent or immaterial breach of Employee’s non-disclosure obligations under Section 4.2), the Company shall have no further obligations to Employee under Section 2.6 of this Agreement not otherwise required by law.
4. Section 2.3 is eliminated from the Agreement, and Employee and the Company agree that the references to vesting of Equity Awards in Sections 2.6(b) and 2.6(c) of the Agreement shall apply only to Equity Awards granted prior to March 1, 2010.
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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

COMPANY: REGENT COMMUNICATIONS, INC.
By:	/s/ John H. Wyant
John H. Wyant, Chairman
of the Compensation Committee of the Board of Directors

EMPLOYEE:
By:	/s/ Anthony A. Vasconcellos
Anthony A. Vasconcellos

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